Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Thursday, February 16, 2006
LAKES ENTERTAINMENT, INC. ANNOUNCES
CLOSING ON $50 MILLION FINANCING FACILITY
MINNEAPOLIS, February 16, 2006 — Lakes Entertainment, Inc. (LACO) Lakes Entertainment, Inc. (LACO) announced today that on Wednesday, February 15, 2006 it closed on a $50 million financing facility with an affiliate of Prentice Capital Management, LP. An initial draw of $25 million was made under the facility, another $10 million is immediately available under the facility and the remaining $15 million can be drawn in $5 million increments subject to the satisfaction of certain conditions. Any funds drawn on the facility bear interest at the rate of 12% per annum, subject to adjustment based on the value of the collateral, and are due and payable on the third anniversary of the closing date. Lakes may prepay the facility in whole or in part without penalty at any time.
Tim Cope, President and CFO of Lakes stated, “Completing this loan facility allows us to continue to move forward with our various casino development projects. We look forward to a good working relationship with the Prentice Group and we are excited about completing this transaction.”
Approximately $10.2 million of the initial draw was used to repay in full Lakes’ December 15, 2005 loan from the Lyle Berman Family Partnership (“Partnership”). As a result of repaying the Partnership loan prior to February 28, 2006, the 2 million common stock purchase warrants previously issued to the Partnership were terminated.
The financing facility is secured by substantially all of the material assets of Lakes and certain of its subsidiaries (other than WPT Enterprises, Inc.), including all of Lakes’ shares of WPT Enterprises, Inc. (WPTE). Lakes is permitted to sell up to 3 million of the approximate 12.5 million WPTE shares it owns without application to reduction of the amounts owing under the financing facility, subject to certain conditions.

As consideration for the financing, Lakes issued to an affiliate of Prentice Capital warrants to purchase 1.25 million shares of common stock that can be immediately exercised at $7.50 per share. The warrants are subject to customary anti-dilution protections. An additional 1.25 million warrants to purchase common stock are exercisable at $7.50 per share as additional draws under the facility are made. Up to an additional 1.96 million warrants to purchase common stock can be exercised at $7.50 per share upon the occurrence of certain events relating to loan collateral. All warrants expire in February, 2013. The lender has demand registration rights with respect to the Lakes common stock underlying the warrants and, upon certain events, the WPTE shares pledged by Lakes to the lender. Lakes has agreed to pay substantially all of the costs incurred in the preparation and filing of these registration statements.
Lyle Berman, Chairman and CEO of Lakes commented, “Obtaining this loan along with the recent announcement of the Pokagon land for gaming taken into trust provides a good start for our company as we begin 2006.”
As previously announced, Lakes will continue to explore additional financing alternatives to fund its future operational and development needs.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 62% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, the relisting of Lakes’ common stock on The Nasdaq Stock Market; need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that WPTE’s television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of WPTE’s online casino business, which is a relatively new industry with an increasing number of market entrants; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.